Exhibit 99.1

[US Unwired Letterhead]

Contact:	US Unwired

Ed Moise, Investor Relations

(337) 310-3500

ir@usunwired.com

US UNWIRED INC. ANNOUNCES ASSET SALES

Lake Charles, LA (September 15, 2003) — US Unwired Inc. (OTC Bulletin Board:UNWR) today announced that it has entered into agreements to sell certain of its non-core operating assets for gross proceeds of approximately $30.0 million. Included in the transaction are US Unwired’s cellular operations and eight of its thirteen 10 MHz PCS licenses located in Louisiana, Texas and Mississippi. In these eight markets, the company will continue to operate under its licensing agreement with Sprint.

“These transactions strengthen our balance sheet and allow us to focus on our core PCS business. We started in wireless in 1987 with our cellular operation, so its clearly important to us from a historical perspective—however, it now represents less than 3% of our revenues and can now best serve the company as cash,” said Robert Piper, president and CEO of US Unwired.

The transactions are expected to close in the fourth quarter of 2003. They are subject to the consent of the Federal Communications Commission, consents and releases from US Unwired’s senior credit lenders on terms and conditions that are satisfactory to US Unwired’s board of directors, and other customary approvals from both parties.

Falkenberg Capital served as financial advisor to US Unwired for these transactions.

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 67 markets, currently serving over 500,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. In addition, US Unwired provides cellular and paging service in southwest Louisiana. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.